LOAN AGREEMENT


          LOAN AGREEMENT dated as of September  14, 1998 between
MOTOR CLUB OF AMERICA, a New Jersey corporation (the "Borrower"), and DRESDNER BANK AG, acting through its New York and Grand
Cayman Branches (the "Bank").


                           ARTICLE I

               DEFINITIONS; RULES OF CONSTRUCTION

          SECTION 1.1 Definitions. The capitalized terms used in this Agreement shall have the following meanings, unless otherwise defined herein.

          "Additional Costs" shall have the meaning assigned to such term in Section 4.1 of this Agreement.

          "Affiliate" of a referenced Person shall mean
(a) another Person controlling, controlled by or under common control with such referenced Person, (b) any other Person beneficially owning or controlling ten percent (10%) or more of the outstanding voting securities or rights of or the interest in the capital, distributions or profits of the referenced Person, or (c) any officer (exclusive of a "ministerial officer" with no authority to bind a Person) or, director of, or partner in, the referenced Person. The terms "control", "controlling", "controlled" and the like shall mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person or the disposition of its assets or properties, whether through ownership, by contract, arrangement or understanding, or otherwise.

          "Agreement" shall mean this Loan Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified.

          "Applicable Law" shall mean (i) all applicable laws and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, licenses and permits of any governmental body, instrumentality, agency or authority, and
(ii) any of the foregoing.

          "Applicable Margin Rate" shall mean, in respect of the calculation of interest on any Eurodollar Loans, 2.00%.
          "Authorized Control Level Risk-Based Capital" shall mean, with respect to any Subsidiary of the Borrower which is an insurance company, the number which appears on page 21 (Five-Year Historical Data, first of two pages), line 26, column 1 of such Person's most recently filed Convention Statement.

          "Base Rate" shall mean a fluctuating rate of interest per annum equal to the higher of:

          (a) the rate of interest most recently announced by the Bank at its Booking Office as its base rate; and

          (b)  the Federal Funds Rate, plus 1/2 of 1% per annum.

The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Bank in connection with extensions of credit. Changes in the rate of interest on any Loan maintained as a Base Rate Loan shall take effect simultaneously with each change in the Base Rate. The Bank shall give notice promptly to the Borrower of changes in the Base Rate.

          "Base Rate Loan" shall mean a Loan bearing interest based on the Base Rate.

          "Booking Office" shall mean, with respect to any Eurodollar Loans or Base Rate Loans, the office of the Bank or an Affiliate designated as its "Eurodollar Lending Office" or "Base Rate Lending Office", respectively, in Schedule 1 to this Agreement; provided, the Bank may designate a different Booking Office with respect to its Eurodollar Loans or Base Rate Loans from time to time upon notice to the Borrower.

          "Borrower" shall have the meaning assigned to such term in the introduction to this Agreement.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day when banks are authorized or required by law to close in New York, New York and, if such day relates to a borrowing of, a payment or prepayment of principal of, or interest on, or a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, conversion or Interest Period, any day which is also a London Banking Day.

          "Capital Lease" shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

          "Capital Stock" shall mean with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
          "Change of Control" shall mean a state of facts where Mr. Archer McWhorter, Mr. William E. Lobeck and Mr. Alvin E. Swanner, directly or indirectly, shall cease to own in the aggregate at least 25% of the issued and outstanding shares of Capital Stock of the Borrower having ordinary voting power (other than stock having such power only by reason of contingency) to elect directors of the Borrower.
          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commitment" means the commitment of the Bank to make
Loans hereunder in an aggregate amount outstanding equal to $3,000,000, as the same may be lowered in accordance with the terms hereof.

          "Commitment Expiration Date" shall mean September  14,
2001, or such later date as shall be agreed to in writing by the Borrower and the Bank.

          "Commitment Fee" shall have the meaning assigned to such term in Section 10.1 hereof.

          "Commitment Fee Percentage" shall mean 0.35% per annum. "Consolidated Leverage Ratio" shall mean the quotient of (i) the aggregate outstanding Indebtedness of the Borrower and its Subsidiaries divided by (ii) the sum of (x) the aggregate of all Indebtedness of the Company and its Subsidiaries plus (y) the aggregate stockholder equity of the Borrower and its Subsidiaries computed in accordance with GAAP (in all cases, after elimination of all duplicative and intercompany items).
          "Convention Statement" shall mean the financial statements and accompanying schedules and exhibits filed by any insurance company Subsidiary of the Borrower with its applicable state insurance regulators, substantially in the form heretofore filed by such Person (or such other form as may in the future be required by applicable state insurance regulatory authorities), and prepared in accordance with statutory accounting principles. References to line items on a Convention Statement shall be deemed changed to the appropriate line items in the event of a change on the format of such Convention Statement from that in existence on the date hereof.
          "Contingent Obligation" shall mean any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation, direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

          "Credit Expiration Date" shall mean the Commitment
Expiration Date or such earlier date as provided in Section 9.

          "Default" shall mean an event which with notice or lapse of time, or both, would constitute an Event of Default.

          "Dollars" and "$" shall mean lawful money of the United
States of America.

          "Effective Date" shall mean the first date on which the conditions precedent set forth in Section 5 have been satisfied.

          "Environmental Laws" means any and all applicable Federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to public water or sewer systems.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower;
(ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, as any corporation described in clause
(i) above or as any trade or business described in clause (ii) above.

          "Eurodollar Loan" shall mean a Loan bearing interest based on the Eurodollar Rate.

          "Eurodollar Rate" shall mean, with respect to any Interest Period for any Eurodollar Loan, the rate per annum determined by the Bank to be equal to the quotient (rounded upwards, if necessary, to the next higher 1/16 of 1%) of (y) the rate per annum at which deposits in Dollars are offered by the Bank in immediately available funds at its Eurodollar Lending Office specified in Schedule 1 to this Agreement in an amount comparable to the principal amount of such Eurodollar Loan for a period equal to such Interest Period at approximately 10:00 A.M., New York City time, on the date two Business Days before the first day of such Interest Period, divided by (z) a number equal to 1.00 minus the Eurodollar Reserve Percentage.

          "Eurodollar Reserve Percentage" shall mean, for any day, the maximum percentage (expressed as a decimal) specified from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, but not limited to, supplemental, marginal and emergency reserves) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System. The Eurodollar Rate shall be adjusted automatically with respect to any Eurodollar Loan outstanding on the effective date of any change in the Eurodollar Reserve Percentage, as of such effective date.

          "Event of Default" shall mean any of the Events of Default described in Section 9 of this Agreement.

          "Facility Documents" shall mean this Agreement, the Note and each other agreement, document or instrument delivered in connection herewith or therewith.

          "Federal Bankruptcy Code" shall mean Title 11 of the
United States Code, Sections 101, et seq., and the rules and regulations promulgated thereunder, as amended from time to time.

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Material" means any and all toxic or hazardous substances, materials, wastes, pollutants or contaminants regulated, restricted or controlled under any Environmental Law.

          "Highest Lawful Rate" shall mean, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on any of the Borrower's obligations under this Agreement under laws applicable to the Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

          "Indebtedness" shall mean with respect to any Person, at any time, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) under profit payment agreements (other than profit-sharing or bonus plans or agreements for employees) or in respect of obligations to redeem, repurchase or exchange any securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, (v) in respect of Capital Leases or
(vi) which are Contingent Obligations, (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities is or are assumed by such Person, all as of such time, (c) all indebtedness, obligations or other liabilities of such Person in respect of currency hedging agreements, repurchase agreements, swap agreements and similar arrangements, in each case net of liabilities owed to such Person by the counterparties thereon, and (d) all preferred stock and hybrid securities subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, puts or calls.

          "Interest Period" shall mean with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or converted from a Base Rate Loan or the last day of the next preceding Interest Period with respect to such Eurodollar Loan and ending on the same day in the first, second, third, sixth, ninth (if available) or twelfth (if available) (as selected by the Borrower) calendar month thereafter, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

          Notwithstanding the foregoing, (i) no Interest Period may extend beyond the Credit Expiration Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (iii) each Interest Period which would otherwise commence before and end after the Credit Expiration Date shall end on the Credit Expiration Date; and (iv) notwithstanding clauses (i) and (iii) above, if any Interest Period would have a duration of less than one month, such Eurodollar Loans shall be Base Rate Loans during such period.

          "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind
(including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the UCC of any jurisdiction in connection with any of the foregoing).

          "Loan" shall mean each loan made pursuant to Section
2.1 hereof.

          "Loan Request" shall have the meaning assigned to such term in Section 2.2 of this Agreement.

          "London Banking Day" shall mean any day on which dealings in Dollar deposits are carried out in the London interbank markets.

          "Material Adverse Effect" means, (a) a material adverse effect on the assets, business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement or any Facility Document, or (c) an adverse effect on the validity or enforceability of this Agreement or any Facility Document (including the rights and remedies of the Bank hereunder and thereunder).

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or was at any time during the five preceding years, contributed to by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate for the benefit of its employees.

          "Note" shall mean the promissory note issued by the Borrower and payable to the order of the Bank evidencing the Loans, made by the Bank as provided herein, in substantially the form attached as Exhibit A to this Agreement.

          "Notice of Conversion or Continuation" shall mean a written notice, in substantially the form of Exhibit D to this Agreement, delivered by the Borrower to the Bank pursuant to
Section 3.1(c) of this Agreement.

          "PBGC" shall mean Pension Benefits Guaranty Corporation or any successor thereto.

          "Person" shall mean an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity whether acting in an individual, fiduciary or other capacity.

          "Plan" shall mean any "employee benefit pension plan" as defined in Section 3(2) of ERISA (including a Multiemployer
Plan) established or maintained, as to which contributions have been made, by the Borrower, any Subsidiary or any ERISA Affiliate for its respective employees .

          "Post-Default Rate" shall mean the Base Rate as in effect from time to time plus two percent (2.0%).

          "Property" shall mean all types of real, personal tangible, intangible or mixed property, including fixtures.

          "Regulatory Change" shall mean any change in United States federal, state or foreign laws or the making of any interpretations, directives or requests applying to a class of banks, including the Bank, under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reportable Event" shall mean any event described in
Section 4043(c) of ERISA.

          "Subsidiary" shall mean as to any Person, (i) a corporation of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, (ii) a limited or general partnership of which such Person or any of its subsidiaries is a general partner, or (iii) a business trust or limited liability company in which such Person holds a majority interest comparable to that for a corporation as described above.

          "Taxes" shall mean all taxes, levies, imposts, duties, or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, and any liability (including penalties and interest) arising therefrom or with respect thereto, except for any taxes (other than United States withholding taxes) on the overall net income of the Bank or any similar tax in lieu of an overall net income tax on the Bank imposed by any jurisdiction with respect to which such Lender is subject to such tax without regard to the transactions contemplated by the Facility Documents.

          "Termination Event" shall mean (i) any Reportable Event with respect to a Plan, as to which the requirements of Section 4043(a) of ERISA have not been waived by the PBGC (provided that a failure to meet the minimum funding standard of Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers by the PBGC); (ii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA or any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan; (iii) the complete or partial withdrawal of the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (iv) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA; or (v) any event or circumstance under which the Borrower or any Subsidiary or any ERISA Affiliate may reasonably be expected to incur any liability under Title IV of ERISA with respect to any Plan other than liabilities to make contributions and pay premiums in the ordinary course.

          "Total Adjusted Capital" shall mean, with respect to each Subsidiary of the Borrower which is an insurance company, at the time of any determination thereof, the number which appears on page 21 (Five-year Historical Data, first of two pages), line 25, column 1 of such Person's most recently filed Convention Statement.

          "Year 2000 Problem" shall mean any significant risk that computer hardware, software or equipment containing embedded microchips essential to the business or operations of the Borrower or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

          SECTION 1.2. Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) each use in this Agreement of a singular version of a pronoun shall be deemed to include references to the plural, and vice versa, (b) Article and Section headings are for convenience of reference only and shall not affect the construction of this Agreement, and (c) references to "this section" or words of similar import shall be deemed to refer to the entire section and not to a particular subsection, and references to "hereunder", "herein" or words of similar import shall be deemed to refer to this entire Agreement and not to the particular section or subsection.


                           ARTICLE II

                           THE LOANS

          SECTION 2.1 Loans. (a) Subject to the terms and conditions set forth in this Agreement, the Bank hereby agrees that it will, from time to time prior to the Credit Expiration Date, make Loans to the Borrower. Anything contained herein to the contrary notwithstanding, the Bank shall not be obligated in any manner to make any Loan in a principal amount which together with any other Loans to be made by the Bank on such day, would exceed the positive result of (i) the Commitment, less (ii) the aggregate principal amount of all Loans outstanding on the proposed date of the making of such Loan, after giving effect to all other proposed Loans on such day. The Bank shall, subject to the terms and conditions of this Agreement, make the proceeds of such borrowing available to the Borrower not later than 4:00 P.M., New York City time, by disbursing such funds in Dollars to the Borrower in accordance with the disbursement instructions set forth in the Loan Request delivered to the Bank.


          (b) Each Loan Request, to be effective, shall include a computation demonstrating compliance with the limits set forth in the second sentence of paragraph (a) hereof.

          SECTION 2.2 Loan Requests. The Borrower shall in respect of all Loans deliver to the Bank a written request, in substantially the form of Exhibit C to this Agreement (a "Loan Request") (i) for a Eurodollar Loan, not later than 11:00 A.M., New York City time, at least three Business Days prior to the date of the proposed borrowing and (ii) for a Base Rate Loan, not later than 10:00 A.M., New York City time, on the day of the proposed borrowing. The Loan Request shall specify (i) the date of the proposed borrowing (which shall be a Business Day),
(ii) the principal amount of the Loan to be made on that date,
(iii) whether such Loan is a Base Rate Loan or a Eurodollar Loan,
(iv) if a Eurodollar Loan, the Interest Period requested by the Borrower therefor (which shall be one, two, three, six, nine or twelve months), and (v) the disbursement instructions for the proceeds of such Loan. Each Loan Request submitted by the Borrower shall be an affirmation by the Borrower that (x) the representations and warranties of the Borrower set forth in
Article VI of this Agreement are on the date of such Loan Request, and will be on the date of the proposed borrowing, true and correct as if made on and as of such dates (other than with respect to financial statement information which shall be true and correct as of the date indicated), and (y) no Default or Event of Default shall have occurred and be continuing on such dates. Any Loan Request given pursuant hereto shall be irrevocable.

          SECTION 2.3 Notes. Each Loan made by the Bank shall be evidenced by, and recorded on, the Note. The Borrower hereby authorizes the Bank to make the appropriate notations on the schedule annexed to the Note for purposes of recording any Loan made thereon and any payments or prepayments made with respect thereto (provided that any failure by the Bank to make any such notation shall not affect the obligations of the Borrower hereunder or under the Note in respect of any Loan). The Borrower agrees that each notation made by the Bank on the schedule annexed to a Note shall constitute prima facie evidence of the accuracy of such information. The aggregate principal amount of the Loans made by the Bank outstanding at any time shall constitute the principal amount owing on the Note payable to the Bank at such time.

          SECTION 2.4 Reductions of the Commitment. (a) The Borrower may from time to time reduce the Commitment by $1,000,000 or a multiple thereof upon two Business Days' written notice to the Bank. Any such reduction shall be permanent and irrevocable, provided that the amount of the Commitment after giving effect to such reduction of the Commitment shall at no time be less than the aggregate principal amount of all outstanding Loans.

          (b) Upon the occurrence of the Credit Expiration Date, the Commitment shall be reduced to zero.

          (c) After the effective date of any reduction pursuant to Section 2.4(a) hereof, the term "Commitment" shall mean the Commitment in effect immediately prior to such reduction less the amount of such reduction of the Commitment.

          SECTION 2.5 Mandatory Prepayments. If at any time the principal amount of outstanding Loans shall exceed the aggregate
Commitment, then the Borrower shall immediately prepay the Loans in an amount equal to such excess.


                          ARTICLE III

                   TERMS APPLICABLE TO LOANS

          SECTION 3.1 Payments and Prepayments. (a) Payments Generally. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder and under each Note shall be made in Dollars, in immediately available funds, to such account as the Bank may advise the Borrower in writing from time to time. Such payments shall be made no later than 1:00 P.M., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). If the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension; provided, that, with respect to Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, such due date shall be the next preceding Business Day.

          (b) Borrower's Obligations Absolute. The Borrower's obligations to pay the Bank hereunder and under the Note shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank.

          (c) Optional Conversions. The Borrower may, at its option, (i) on the last day of any Interest Period, convert a Eurodollar Loan into a Base Rate Loan, (ii) on the last day of any Interest Period, continue a Eurodollar Loan as a Eurodollar Loan, and (iii) on any Business Day, convert a Base Rate Loan into a Eurodollar Loan; provided, that, except as otherwise provided in this Agreement to the contrary, the Borrower shall deliver to the Bank a Notice of Conversion or Continuation by 11:00 A.M., New York City time, (A) in the case of clauses (ii) and (iii) above, not less than three Business Days prior to the date of each such conversion or continuation, and (B) in the case of clause (i) above, on or prior to the date of such conversion. Each Notice of Conversion or Continuation shall specify (x) the amount of each Loan to be continued or converted, (y) the date of such continuation or conversion, and (z) the type of Loan to be continued or converted (and in the case of a conversion, the type of Loan to result from such conversion and, if such Loan is to be converted into a Eurodollar Loan, the Interest Period). If the Borrower shall fail to timely send a Notice of Conversion or Continuation in respect of any Eurodollar Loan, such Loan shall automatically be converted into a Base Rate Loan as of the end of the applicable Interest Period for such Eurodollar Loan.

          (d) Optional Prepayments. The Borrower may, at its option, without penalty or premium, (i) on the last day of any Interest Period with respect to a Eurodollar Loan, prepay all or any portion of the principal of such Eurodollar Loan, and (ii) on any Business Day, prepay all or any portion of the principal of the Base Rate Loans; provided, in each case, that any such prepayment, if a partial prepayment, shall be an integral multiple of $500,000 with a minimum amount of $500,000. The Borrower shall deliver to the Bank notice of such prepayment by 11:00 A.M., New York City time on the Business Day immediately preceding such prepayment date, specifying the amount and type of each Loan to be prepaid on such date.

          (e) Mandatory Prepayments. The Borrower shall prepay, without premium or penalty,
               (i) Loans in an aggregate principal amount equal to 100% of the net cash proceeds (on an after-tax basis) of any sale of assets by the Company or any Subsidiary of the Company outside of the ordinary course of business on the date which is five Business Days following the occurrence of such sale; and
               (ii) Loans in an aggregate principal amount equal to 50% of the net proceeds received by the Company or any Subsidiary of the Company from the issuance of any new or refinanced debt or hybrid securities on the date which is five Business Days following the date of such issuance.
          (f) Payments of Principal. The principal amount of each Loan, together with all accrued and unpaid interest thereon, shall be payable on the Credit Expiration Date.

          (g) Payment of Interest. (i) The Borrower hereby promises to pay to the Bank interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof (a) during the periods such Loan is a Base Rate Loan, at the Base Rate and (b) during the periods such Loan is a Eurodollar Loan, at the Eurodollar Rate plus the Applicable Margin Rate per annum; provided, however, that after the occurrence and during the continuance of an Event of Default, all outstanding Loans shall bear interest at the Post-Default Rate.

               (ii) Notwithstanding the foregoing, the Borrower hereby promises to pay interest on any Loan or any installment thereof and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest, and on any other amount payable by the Borrower hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid in full at the Post-Default Rate.
               (iii) Except as provided in the next sentence, accrued interest on each Loan shall be payable (x) in respect of each Base Rate Loan, quarterly, on the last Business Day of each calendar quarter, (y) in respect of each Eurodollar Loan on the last day of each Interest Period (and, in the case of Eurodollar Loans with interest periods of over three months, at three-month intervals following the first day of such Interest Period) and (z) in the case of all Loans together with each repayment of principal thereof. Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Bank.
          (h) Application of Payments. If the amount of any payment or prepayment received by the Bank in respect of a Loan is less than the principal of and interest accrued on such Loan and required to be paid on the date of payment or prepayment, the amount paid or prepaid on such Loan shall be applied first to accrued interest and then to principal.

               (i) Net Payments. (i) All payments made by the Borrower under this Agreement or any other Facility Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Taxes now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities related thereto. If any Taxes are required to be withheld or deducted from any amounts payable under this Agreement or any other Facility Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to the shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Facility Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Facility Document, as promptly as possible thereafter, the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof.

               (ii) The Borrower hereby agrees to indemnify the Bank for the full amount of all Taxes attributable to payments by or on behalf of the Borrower hereunder or under any other Facility Document, any Taxes paid by the Bank and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying such Taxes (including, without limitation, any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within three (3) days from the date the Bank makes written demand therefor.

         SECTION 3.2  Maximum Interest.  Anything in this
Agreement or the Note to the contrary notwithstanding, the interest rate on any Loan shall in no event be in excess of the maximum permitted by Applicable Law.

          SECTION 3.3 Computations. Interest on all Loans and the Commitment Fee shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days, in the case of Base Rate Loans and the Commitment Fee, and a year of 360 days, in the case of Eurodollar Loans. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on such Loan. All computations made by the Bank under this Agreement shall be conclusive absent manifest error.

          SECTION 3.4 Minimum Amounts. Except for conversions or prepayments made pursuant to Sections 2.5 and 4.4 hereof, each borrowing, conversion and prepayment of principal of Loans shall be an integral multiple of $500,000 with a minimum amount of $500,000 (borrowings, prepayments or conversions of or into Loans of different types or with different Interest Periods, at the same time hereunder are to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each type).


                           ARTICLE IV

                YIELD PROTECTION AND ILLEGALITY

          SECTION 4.1 Additional Costs. (a) The Borrower shall pay directly to the Bank from time to time within 10 days of demand such amounts as the Bank may reasonably determine to be necessary to compensate it (or any Booking Office) for any costs incurred by the Bank (or any Booking Office) or any reduction of the rate of return on assets or equity of the Bank (or any Booking Office) to a level below that which the Bank (or any Booking Office) could have achieved, which it determines are attributable to its making or maintaining of any Loans hereunder or its obligation to make or maintain any Loans hereunder, or any reduction in any amount receivable by the Bank (or any Booking Office) hereunder in respect of any Loans or such obligation (such increases in costs and reductions in amounts receivable or rate of return being herein called "Additional Costs"), resulting from any Regulatory Change which (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or any Note payable to it (other than taxes imposed on the overall net income of the Bank unless such tax is imposed solely as a result of the transactions contemplated by the Facility Documents); (ii) imposes or modifies any reserve, special deposit, capital adequacy, capital maintenance or similar requirements, or results in any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Bank (or any Booking Office) or the Bank's with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) or with any such authority, central bank or comparable agency, other than such reserves as are included in the determination of the Eurodollar Rate (but excluding consequences of the Bank's gross negligence or willful disregard of law or regulation); or (iii) imposes any other condition affecting the Bank's return under this Agreement (or any of such extensions of credit or liabilities). The Bank will notify the Borrower of any event which will entitle the Bank to compensation pursuant to this Section 4.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, that the failure of the Bank to so notify the Borrower shall not affect the obligations of the Borrower hereunder in respect of such Additional Costs. The Bank will furnish the Borrower with a notice setting forth the basis and amount of each request by the Bank for compensation under this
Section 4.1(a) setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder and certifying that such claim is consistent with the Bank's treatment of similar customers having similar provisions generally in their agreements with the Bank.

          (b) Without limiting the effect of the foregoing provisions of this Section 4.1, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Eurodollar Loans, or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to make, and to convert Base Rate Loans into, Eurodollar Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Eurodollar Loans held by the Bank then outstanding shall be converted into Base Rate Loans in accordance with Section 4.4 hereof).

          (c)  Determinations by the Bank for purposes of this
Section 4.1 of the effect of any Regulatory Change on its costs of making or maintaining the Loans, the Commitment or on amounts receivable by it hereunder or under the Note, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

          SECTION 4.2  Limitation on Types of Loans.  Anything
herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Loan for any Interest Period therefor:

               (a) the Bank determines in good faith (which determination shall be conclusive) that quotations of interest rates for the relevant deposit referred to in the definition of the Eurodollar Rate in Section 1.1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Loan as provided in this Agreement; or

               (b) the Bank determines in good faith (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of the Eurodollar Rate in Section 1.1 hereof upon the basis of which the rate of interest for such Eurodollar Loan for such Interest Period is to be determined do not accurately reflect the cost to the Bank of making or maintaining such Eurodollar Loan for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, (i) the Bank shall be under no obligation to make Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans, (ii) each request for a Eurodollar Loan from the Bank shall instead be deemed to be a request for a Base Rate Loan, and (iii) the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or convert such Eurodollar Loans into Base Rate Loans in accordance with Section 4.4 hereof.

          SECTION 4.3 Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank or its Booking Office to (a) honor its obligation to make Eurodollar Loans hereunder, or (b) maintain Eurodollar Loans hereunder, then the Bank shall promptly notify the Borrower thereof, and all obligations to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans hereunder shall be suspended until such time as the Bank may again make and maintain Eurodollar Loans, and all outstanding Eurodollar Loans shall be converted into Base Rate Loans in accordance with Section 4.4 hereof.

          SECTION 4.4 Certain Conversions. If a Eurodollar Loan (such Eurodollar Loan being herein called "Affected Loan") is to be converted pursuant to Sections 4.1, 4.2 or 4.3 hereof, such Affected Loan shall be automatically converted into a Base Rate Loan on the last day(s) of the then current Interest Period for the Affected Loan (or, in the case of a conversion required by Section 4.3 hereof, on such earlier date as the Bank may specify to the Borrower) and, unless and until the Bank gives notice that the circumstances specified in Sections 4.1, 4.2 or 4.3 hereof which gave rise to such conversion no longer exist, to the extent that the Affected Loan has been so converted, all payments and prepayments of principal which would otherwise be applied to the Affected Loans shall be applied instead to its Base Rate Loans.

          SECTION 4.5 Compensation. The Borrower shall pay to the Bank, upon request, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense incurred by it as a result of:

               (a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of an Interest Period for such Eurodollar Loan; or

               (b)  any failure by the Borrower to borrow,
          convert or prepay a Eurodollar Loan on the date for such borrowing, conversion or prepayment specified in the relevant Loan Request, Notice of Conversion or Continuation or notice of prepayment delivered under
          Section 3.1(d) hereof, respectively;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the then current Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Eurodollar Loan provided for herein over (ii) the interest component (as reasonably determined by the Bank) of the amount (as reasonably determined by the Bank) the Bank would have bid in the Eurocurrency market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.


                           ARTICLE V

                      CONDITIONS PRECEDENT

          Each borrowing of a Loan pursuant to this Agreement may be made only if the following conditions precedent are met and each request for a Loan shall constitute a representation and warranty that such conditions precedent have been met:

          SECTION 5.1  No Default.  On the date of each
borrowing, no Default or Event of Default shall have occurred and be continuing.

          SECTION 5.2 Opinion of Counsel. On or prior to the date of the initial borrowing, the Bank shall have received the favorable written opinion of counsel to the Borrower (which may be in-house counsel), addressed to and reasonably satisfactory in form, scope and substance to the Bank.

          SECTION 5.3 Other Supporting Documents. On or prior to the date of the initial borrowing, the Borrower shall deliver, or cause to be delivered, to the Bank:

          (a)  this Agreement, executed by each of the
     parties hereto, together with all schedules hereto;

          (b)  an executed Note payable to the Bank;

          (c) good standing certificates as of dates no more than ten days prior to the date of such initial borrowing, with respect to each of the Borrower and each Subsidiary, from the Secretary of State, Department of the Treasury, Commissioner of Insurance or other appropriate officer or office of the state of its incorporation and from the Secretary of State of each state in which each of the Borrower or such Subsidiary, as applicable, is qualified to do business;

          (d)  a certificate of the Secretary or an
     Assistant Secretary and President or Chief Financial
     Officer of the Borrower substantially in the form attached hereto as Exhibit B;

          (e) a copy of the consolidated annual audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 1997, including therein the consolidated balance sheet of the Borrower and such Subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Borrower and such Subsidiaries for such year, certified by the Borrower's independent accountants as fairly presenting the financial position and the results of operations of the Borrower and such Subsidiaries as at and for such year and as having been prepared in accordance with GAAP;

          (f)  an actuarial reserve study, made by an
     independent auditor reasonably satisfactory to the Bank, of the sufficiency of loss reserves of the Borrower's operating insurance company Subsidiaries, which study shall be in form, scope and substance reasonably satisfactory to the Bank; and

          (g)  such other documents as the Bank or its
     counsel may reasonably request.

          SECTION 5.4  Loan Request.  The Borrower shall have
delivered to the Bank a Loan Request complying with the provisions of Section 2.2.

          SECTION 5.5 Fees Paid. There shall have been paid to the Bank the fees due and payable under Section 10 hereof on the date or through the date of such borrowing.

          SECTION 5.6  Representations and Warranties.  The
representations and warranties of the Borrower set forth herein and in the Facility Documents shall be true and correct in all material respects.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Bank on the date hereof and on each borrowing of a Loan that:

          SECTION 6.1 Organization, Powers, etc. The Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified and licensed to do business as a foreign corporation in each other jurisdiction in which the conduct of its business requires such qualification. The Borrower and each of its Subsidiaries has all requisite corporate power and authority to conduct its business as reasonably contemplated to be conducted, to own its properties, and in the case of the Borrower to execute, deliver, and perform all of its obligations under this Agreement and the other Facility Documents to which it is a party.

          SECTION 6.2 Corporate Authority, etc. The execution, delivery and performance by the Borrower of this Agreement and the other Facility Documents to which it is a party have been duly authorized by all necessary corporate action on its part and do not and will not (i) violate any provision of any Applicable Law or of its certificate of incorporation or by-laws,
(ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it is bound, or (iii) result in, or require, the creation or imposition of any mortgage, deed of trust, assignment, pledge, Lien, security interest or other charge or encumbrance of any nature upon or with respect to any of its properties except as otherwise provided by this Agreement or the other Facility Documents; nor is it in violation of any Applicable Law or in default under any such indenture, agreement, lease or instrument.

          SECTION 6.3 Government Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of this Agreement and the other
Facility Documents to which it is a party.

          SECTION 6.4 Government Regulation. The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended, or any other federal or state statute or regulation which limits the ability of the Borrower to incur indebtedness or the ability of the Borrower to consummate the transactions contemplated by this Agreement and the other Facility Documents.

          SECTION 6.5 Valid and Binding Obligations. This Agreement and the other Facility Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

          SECTION 6.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary of the Borrower, the business or any property of any of them, or involving the legality, validity or enforceability of any Facility Document at law or in equity before any Governmental Authority, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          SECTION 6.7 Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes and as set forth on Schedule 6.7 hereto. No part of the proceeds of any Loan will be used to purchase or carry any "margin stock" (as defined in Federal Reserve Regulation U) or to extend credit to others for such purpose. The Borrower does not engage in, nor have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.

          SECTION 6.8 Accuracy of Information. All information, financial or otherwise, written or verbal, furnished or to be furnished at any time by or on behalf of the Borrower to the Bank is and will be true, complete and accurate in all material respects as of its date, and does not or will not contain any untrue statement of a material fact or omit to state a material fact as of such date.

          SECTION 6.9  Accuracy of Representations and
Warranties. The representations and warranties of the Borrower contained in each Facility Document to which it is a party are and will be true and correct as of the date given.

          SECTION 6.10 Financial Position. The consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1997 and the related statements of income and shareholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, audited by its independent accountants, copies of which have been furnished to the Bank, present the consolidated financial position of the Borrower and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

          SECTION 6.11 Tax Returns. Except for taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established, the Borrower and each Subsidiary (i) has filed all federal tax returns and state tax returns for the state in which it is incorporated and the state in which it has its principal place of business, and all other state and local tax returns required to be filed by it (or has obtained extensions as to any not so filed), and (ii) has not failed to pay any taxes, or interest and penalties relating thereto, due on or before the date hereof. To the Borrower's knowledge, there are no federal, state or local tax liabilities of the Borrower or any Subsidiary due or to become due for any tax year ended on or prior to the date of execution of this Agreement relating to the Borrower or such Subsidiary, whether incurred in respect of or measured by the income of the Borrower or such Subsidiary, which are required to be reflected in accordance with GAAP in the financial statements delivered pursuant to Section 7.06 and have not been so reflected, and to the Borrower's knowledge there are no claims pending, proposed or threatened against the Borrower or any Subsidiary for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such financial statements.

          SECTION 6.12 ERISA. Each Plan of the Borrower or any Subsidiary is in material compliance with all of the applicable provisions of ERISA, and each such Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan of the Borrower, any Subsidiary or any ERISA Affiliate has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. Neither the Borrower nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan which could give rise to a Lien in favor of the PBGC, other than liability for the payment of premiums, all of which have been timely paid when due in accordance with
Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability, within the meaning of Section 4201 of ERISA, except as set forth in Schedule 6.7, (iii) is subject to any Lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA, or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings.

          SECTION 6.13  No Material Adverse Change.  Since
December 31, 1997, there has occurred no event which has or had, or could reasonably be expected to have, a Material Adverse
Effect.

          SECTION 6.14  Compliance with Laws.  (a) The Borrower
is in compliance in all material respects with all Applicable
Laws; and

          (b) Each Subsidiary of the Borrower is in compliance in all material respects with all Applicable Laws;

except in each case where the failure to so comply would not have a Material Adverse Effect.

          SECTION 6.15 Franchises, Licenses. The Borrower and its Subsidiaries have all material franchises, permits, licenses and other authority as are necessary to enable them to conduct their respective businesses as currently being conducted and as proposed to be conducted, and none of them is in default under any of such material franchises, permits, licenses or other authority.

          SECTION 6.16  No Default.  The Borrower is in
compliance with all of the terms and provisions contained herein and in the other Facility Documents and no Default or Event of Default has occurred and is continuing.

          SECTION 6.17 Subsidiaries. Set forth on Schedule 6.17 is a listing of all Subsidiaries of the Borrower, setting forth the jurisdiction of origination of each thereof and the percentage ownership of each thereof by the Borrower.
          SECTION 6.18. Year 2000 Problem. The Borrower has a reasonable basis to believe that no Year 2000 Problem will cause a Material Adverse Effect.
          Section 6.19. Environmental Matters. Except as set forth on Schedule 6.19, neither the Borrower nor any existing Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Borrower or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Bank in writing,

     (a) neither the Borrower nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

     (b) to the Borrower's knowledge, neither the Borrower nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

     (c) to the Borrower's knowledge all buildings on all real properties now owned, leased or operated by the Borrower or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

                          ARTICLE VII

                     AFFIRMATIVE COVENANTS

          The Borrower covenants and agrees with the Bank that from and after the Effective Date and so long as this Agreement shall remain in effect or any Loans or any other amounts owing under this Agreement or any Facility Document shall be unpaid, it shall:

          SECTION 7.1 Payment of Taxes, etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes imposed upon it or such Subsidiary or upon its or such Subsidiary's income or profits, prior to the date on which penalties attach thereto; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any taxes which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

          SECTION 7.2 Preservation of Existence. Continue to engage, and cause each of is Subsidiaries to continue to engage, in business of the same general type as now conducted and preserve and maintain its corporate existence in the jurisdiction of its incorporation, and its rights, franchises and privileges material to the conduct of its business as now being conducted.

          SECTION 7.3  Compliance with Laws, etc.  Comply, and
cause each of its Subsidiaries to comply, in all material respects with the requirements of all Applicable Laws of any Governmental Authority.

          SECTION 7.4 Inspection Rights. At any time and from time to time, upon reasonable prior notice from the Bank, during normal business hours permit the Bank or any of its agents or representatives to examine and make copies of the records and books of account of the Borrower and its Subsidiaries and to visit its properties, and to discuss its affairs, finances and accounts with any of its authorized agents or officers designated by the Borrower.

          SECTION 7.5 Maintenance of Approvals, Filings and Registrations. At all times maintain in effect, renew and comply with, and cause each of its Subsidiaries to maintain in effect, renew and comply with, all the terms and conditions of all consents, licenses, approvals and authorizations as may be necessary or appropriate under any Applicable Law (i) for the execution, delivery and performance of the Facility Documents,
(ii) to make the Facility Documents legal, valid, binding and enforceable against the Borrower, and (iii) to conduct its business.

          SECTION 7.6 Reporting Requirements. Furnish or cause to be furnished to the Bank:

          (a) as soon as available, but, in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, a copy of the annual audited consolidated reports for the Borrower and its Subsidiaries for such year, including therein the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such year, or statements providing substantially similar information, in each case certified without qualification by an independent public accountant of recognized national standing as fairly presenting the financial condition of the Borrower and its Subsidiaries as of the dates indicated and results of operation of the Borrower and its Subsidiaries for the periods indicated and having been prepared in accordance with GAAP; and

          (b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through such date, certified by a responsible officer of the Borrower as fairly presenting the financial position and the results of operations of the Borrower and its Subsidiaries in all material respects as at and for the quarter ending on its date and as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

          (c)  concurrently with the delivery of the
     financial statements referred to in Sections 7.6(a) and
     (b) above, (i) a certificate of a duly authorized officer of the Borrower stating that such officer has reviewed the terms of this Agreement and the other Facility Documents to which the Borrower is a party and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such certificate, of any Default or Event of Default except as specified in such certificate and (ii) a certificate of the chief financial officer of the Borrower demonstrating in detail satisfactory to the Agent compliance by the Borrower and its Subsidiaries with the financial covenants set forth in Section 7.12 hereof;

          (d)  promptly and in any event within five (5)
     Business Days after the same are publicly available, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission, any securities exchange or any state insurance regulatory authority; and

          (e) such other information with respect to the business, condition or operations of the Borrower or any of its Subsidiaries, financial or otherwise, as the Bank may from time to time reasonably request.

          SECTION 7.7  Performance of Agreements.  Duly and
punctually pay and perform each of its obligations under this Agreement and the other Facility Documents.

          SECTION 7.8 Notices. Promptly give notice to the Bank of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any contractual obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding to which the Borrower or any of its Subsidiaries is a party, including any which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

          (d) any material regulatory action with respect to the Borrower or any Subsidiary, together with a copy of any notice of such action, within ten days after such action is taken or such notice given; and

          (e) the release of the triennial examination of the Borrower and each of its Subsidiaries that is an insurance company, together with a copy of that report, within 30 days after the release of such report; and

          (f) any written agreement or letter of intent that involves the sale or merger of the Borrower or the Borrower's acquisition of any Person.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action are being taken with respect thereto.

          SECTION 7.9 Books and Records. Keep, and cause its Subsidiaries to keep, adequate records and books of account, in which complete entries are to be made reflecting its business and financial transactions and its performance under the Facility Documents, such entries to be made in accordance with GAAP as in effect in the United States consistently applied in the case of financial transactions or as otherwise required by Applicable Laws.

          SECTION 7.10 Year 2000 Matters. The Borrower has reviewed, or will expeditiously review, its operations and those of its Subsidiaries with a view to assessing whether its businesses, or the businesses of any of its Subsidiaries, will be vulnerable to a Year 2000 Problem. The Borrower shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process data, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could reasonably be expected to cause a Material Adverse Effect. At the request of the Bank the Borrower will provide the Bank with assurances and substantiations (including but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Bank as to the capability of the Borrower and its Subsidiaries to conduct its and their business and operations before, on and after January 1, 2000 without experiencing a Year 2000 Problem causing a Material Adverse Effect.
          SECTION 7.11 Other Agreements. Comply in all material respects with all indentures, loan or credit agreements and any other agreement, lease or instrument to which the Borrower is a party.

          SECTION 7.12  Financial Covenants.


               (a)  Maintain at all times a Consolidated Leverage
          Ratio of not greater than 20%; and
               (b) Cause each of its Subsidiaries which is an operating insurance company
                         (x)  to maintain an A.M. Best rating of
          "B+" or better; and
                         (y)  to maintain a ratio of (I) Total
          Adjusted Capital to (II) Authorized Control Level Risk-Based Capital of at least 3 to 1; provided, that for the fiscal year ending December 31, 1998 such ratio with respect to Motor Club of America Insurance Company shall be at least 2.5 to 1.
          SECTION 7.13  Maintenance of Properties.  Maintain,
preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable, and maintain with reputable insurers adequate insurance coverage for all of its properties and operations as is customarily carried by businesses similarly situated.

                          ARTICLE VIII

                       NEGATIVE COVENANTS

          The Borrower covenants and agrees with the Bank that, from and after the Effective Date and so long as this Agreement shall remain in effect or Loans or any other amounts owing under this Agreement or any other Facility Document shall be unpaid, it shall not, directly or indirectly:

          SECTION 8.1 Use of Proceeds. Use the proceeds of the Loans for any purpose other than to pay fees and transaction expenses incurred in connection with the transactions contemplated by the Facility Documents and provide funds for general corporate purposes and as set forth on Schedule 6.7 hereto in accordance with the terms of this Agreement.

          SECTION 8.2  Prohibition of Fundamental Changes.
Except as set forth on Schedule 6.7 hereto, wind-up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time), whether in one or a series of transactions, all or substantially all of its assets, or permit any of its Subsidiaries to do any of the foregoing.

          SECTION 8.3 Business. Make or permit any material change in the character of its or its Subsidiaries' business or operations which could reasonably be expected to adversely affect the rights and remedies of the Bank under the Facility Documents.

          SECTION 8.4 Liens. Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its assets, except:
          (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books:
          (b) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;
          (c) judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;
          (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen and other similar Liens imposed by law created in the ordinary course of business for amounts which are not past due for more than 60 days and which are being contested in good faith by appropriate proceedings and with respect to which the Borrower has maintained adequate reserves in accordance with GAAP; and
          (e)  Liens identified on Schedule 8.4 hereto.
          SECTION 8.5 Transactions with Affiliates. Make any sale to, make any purchase from, make payment (including, without limitation, any management fee payment) for services rendered by, or enter into any other transaction with, any Affiliate unless as a whole such sales, purchases, payments and other transactions are (at the time such sale, purchase, rendition of services, or other transaction is entered into) on terms and conditions reasonably fair in all material respects to the Borrower or such Subsidiary.

          SECTION 8.6 Dividends to the Borrower by Subsidiaries. Permit any Subsidiary to issue any securities or enter into any agreements (other than with or as required by applicable regulatory authorities) that will either (i) limit such Subsidiary's ability to declare or pay or set apart any funds for the payment of any dividend or make any distribution to the Borrower or (ii) prevent such Subsidiary from paying to the Borrower the entire amount available to be paid as dividends or distributions by such Subsidiary; provided, that in no event shall any Subsidiary be permitted to transfer assets to the Borrower or another Subsidiary in excess of such Subsidiary's surplus (computed in accordance with statutory accounting principles).

          SECTION 8.7  Debt.

          (a) Permit any Subsidiary which is an operating insurance company to incur or suffer to exist any Indebtedness in excess of $500,000 at any time outstanding; and

          (b) Incur or suffer to exist any Indebtedness which is senior to or pari-passu with the Loans.


                           ARTICLE IX

                       EVENTS OF DEFAULT

          SECTION 9.1  Events of Default.  In case of the
happening of any of the following events (herein sometimes called
"Events of Default"):

          (a) the principal amount of any Loan or any Note, any interest payable thereon, the Commitment Fee or any other fees or expenses related to this Agreement or the transactions contemplated hereby or any other amount payable under this Agreement shall not be paid in full within one Business Day after the date due and payable; or

          (b) any representation or warranty made or deemed to be made or reaffirmed by the Borrower or any other Person herein or in any Facility Document, certificate, agreement, instrument or statement made or delivered pursuant to or in connection herewith, shall prove to have been materially incorrect when made or deemed made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document, and (in the case of any such failure with respect to Sections 7.1, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.10, 7.11 and 7.13) such failure is not cured within 30 days after the occurrence thereof; or

          (d) any Facility Document shall, at any time after its execution and delivery, for any reason cease to be in full force and effect (unless such occurrence is in accordance with its terms or after payment thereof) or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any or further liability or obligation thereunder; or

          (e) the Borrower or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
     (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) commence a voluntary case under, or file a petition seeking to take advantage, of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vii) acquiesce in writing to, any allegations, or any petition filed, against it in an involuntary case under such Federal Bankruptcy Code or other law, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

          (f) a proceeding or case shall be commenced without the application or consent of the Borrower or any Subsidiary of any of them in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of the Borrower or any Subsidiary, (ii) the appointment of a trustee, receiver, custodian, liquidator, supervisor or the like of the Borrower or any Subsidiary or of all or any substantial part of their respective assets or (iii) similar relief in respect of the Borrower or any Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty consecutive days, or an order for relief against the Borrower or any Subsidiary shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied in respect of an obligation (alleged or otherwise) of the Borrower or any Subsidiary against a substantial part of its respective properties and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within thirty days after its issue or levy; or

          (g) the Borrower or any Subsidiary shall fail to pay when due any amount in respect of any obligation in excess of $500,000 in the aggregate for money borrowed or for the deferred purchase price of property created, issued, guaranteed, incurred or assumed by such Person or any other event shall occur or any condition shall exist in respect of any such the effect of which is to cause (or permit any holder thereof or a trustee to cause), without giving effect to the giving of notice or the lapse of time, or both, such to become due prior to its stated maturity; or


          (h) a final judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered by a court or courts against the Borrower or any Subsidiary (exclusive of any judgment amount fully covered by insurance), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty
     (30) days from the date of entry thereof; or

          (i)  except as provided in Schedule 9.1(i),a
     Termination Event shall have occurred with respect to a Plan, resulting in the imposition of material liability against the Borrower or any Subsidiary or any ERISA Affiliate; or

          (j)  a Material Adverse Effect shall occur; or

          (k)  a Change of Control shall occur;

then, at any time after the occurrence of such event, the Bank may take one or more of the following actions: (i) give notice (which may be telephone notice confirmed in writing) to the Borrower of the occurrence of an Event of Default, and the date of the giving of such notice shall become the Credit Expiration Date and the Bank's obligation to make Loans shall be terminated;
(ii) by notice to the Borrower (except that in the case of the occurrence of any Event of Default described in Section 9.1(e) or 9.1(f), no such notice shall be required and such termination and acceleration shall be automatic) declare the unpaid principal amount and interest under the Note, the Loans and all other amounts payable to the Bank hereunder to be forthwith due and payable, whereupon such amounts shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; and (iii) any and all other and further acts and actions which the Bank may take pursuant to Applicable Law.


                           ARTICLE XI

                              FEES

          SECTION 10.1 Fees. As consideration for incurring the obligation to make the Loans, the Borrower shall pay to the Bank from and as of the date hereof:
          (a) a Facility Origination Fee in an amount and at the time set forth in a separate letter agreement as of even date herewith between the Borrower and the Bank; and
          (b) a fee (the "Commitment Fee") equal to the product of the Commitment Fee Percentage and the difference between
(i) the Commitment and (ii) the outstanding principal amount of the Loans from time to time, computed on a daily basis and payable quarterly in arrears on the first day of each calendar quarter, commencing October 1, 1998, and on the Credit Expiration Date.
          SECTION 10.2  Expenses.  The Borrower shall pay, no
later than five (5) days after its receipt of a statement therefor, all reasonable out-of-pocket costs and expenses incurred by the Bank (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the
Bank) (i) in connection with the preparation of this Agreement and the other Facility Documents (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) in connection with any waivers, amendments or extensions with respect to any of the foregoing documents, (iii) in connection with the Loans hereunder, and (iv) in connection with the administration of this Agreement and the other Facility
Documents. The Borrower will also pay all costs and expenses incurred by the Bank (including the reasonable fees and out-of-pocket expenses of counsel) in connection with the enforcement and protection of the rights of the Bank, as the case may be, in connection with this Agreement and the other Facility Documents.


                           ARTICLE XI

                        INDEMNIFICATION

          SECTION 11.1 Indemnification by Borrower. Without limiting any other rights which the Bank and its officers, directors, employees, agents and affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify such parties and hold them harmless from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable attorneys' fees and disbursements) incurred by any of them arising out of or resulting from the transactions contemplated by this Agreement and the other Facility Documents (other than in respect of any of the foregoing arising out of the gross negligence or willful misconduct of such indemnified party, including, without limitation:

          (a) the reliance by the Bank on any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Facility Document which was incorrect when made;

          (b) the failure by the Borrower to comply with any covenant set forth in this Agreement or in any other Facility
Document; or

          (c)  the use of proceeds of the Loans.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment of the amounts indemnified against in this Section which is permissible under applicable law.


                          ARTICLE XII

                         MISCELLANEOUS

          SECTION 12.1 Notices. Except where telephonic (which shall be confirmed in writing promptly) instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, or by facsimile (with telephone confirmation of such transmission), or telegram (with messenger delivery specified in the case of a telegram), and shall be deemed to be given for purposes of this Agreement on the date on which such writing is personally delivered or sent by facsimile or four (4) days after being sent by mail to the intended recipient thereof in accordance with the provisions of this Section 12.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this
Section 12.1, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

          (a)  with respect to the Borrower:

                    Motor Club of America
                    95 Route 17 South
                    Paramus, New Jersey  07653-0931

                    Attention:  Mr. Patrick J. Haveron,
Executive
                                Vice President, Chief
Financial
                                Officer and
                                Treasurer
                    Telephone:  (201) 291-2112
                    Facsimile:  (201) 291-2125

                    with a copy to:
                    Sills Cummis Zuckerman Radin Tischman
                      Epstein & Gross, P.A.
                    One Riverfront Plaza
                    Newark, New Jersey  07102-5400
                    Attention:  Stanley U. North, III, Esq.
                    Telephone:  (973) 643-7000
                    Facsimile:  (973) 643-6500

          (b)  with respect to the Bank:

                    Dresdner Bank AG,
                    New York and Grand Cayman Branches
                    75 Wall Street
                    New York, New York 10005
                    Attention:  Mr. Robert P. Donohue,
                    Vice President
                    Telephone: (212)429-3256
                    Facsimile: (212)429-2524

                    with a copy to:
                    Dresdner Bank AG,
                      New York Branch
                    75 Wall Street
                    New York, New York 10005
                    Attention:  Credit Services Department

Any party may designate a different or additional address for the delivery of notices by providing notice thereof to the other parties. Except as provided to the contrary above, all notices, demands, and other communications shall be effective upon personal delivery or upon the date of receipt by the addressee as shown on the return receipt. Rejection or other refusal to accept notices, demands, or other communications shall be of no effect, and all notices, demands, and other communications which are rejected or acceptance of which is refused shall be deemed to be effective upon the date on which the same were rejected or refused.

          SECTION 12.2 Survival and Termination of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates and other documents delivered pursuant hereto shall survive (i) the making by the Bank of the Loans herein contemplated, (ii) the execution and delivery to the Bank of the Note, and (iii) the making of any investigation, and shall continue in full force and effect to the Credit Expiration Date or so long as any Loan or any amount payable to any Bank in connection with this Agreement or any other Facility Document is unpaid, whichever is later, at which time this Agreement shall terminate, it being expressly understood that the obligations of the Borrower under Article IV, X and XI hereof shall survive any termination of this Agreement.

          SECTION 12.3  Applicable Law.  THIS AGREEMENT AND THE
NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE
LAWS OF THE STATE OF NEW YORK.

          SECTION 12.4 Waiver; Modifications in Writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder or under the Note or with respect to the Loans shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Bank at law or in equity. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Bank. Any waiver of any provisions of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          SECTION 12.5 Non-Waiver of Rights. Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Facility Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

          SECTION 12.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns, except that the Borrower shall not assign or transfer (by operation of law or otherwise) all or any part of its rights or obligations hereunder without the prior written consent of the Bank.

          (b) Notwithstanding the foregoing, the Bank may at any time change the Booking Office designated by it on Schedule 1.
The Bank shall give prompt notice to the Borrower of any change in any Booking Office.

          SECTION 12.7  Right to Grant Assignments and
Participations. The Borrower and the Bank agree that the Bank may, from time to time, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), sell a portion of the Bank's obligation to make Loans hereunder and of the Bank's rights hereunder, or grant participations herein, to financial institutions. Any such financial institution shall have the same rights as the Bank in respect of the rights granted to the Bank under Sections 4.1, 4.5, 10 and 11. In such connection, it is agreed that the Bank shall not be responsible for a failure by any such financial institution, and that each such financial institution shall not be responsible for a failure by the Bank (or another such financial institution), to make or fund, as the case may be, any Loan or its pro rata portion of any Loan. The Bank may furnish any information concerning the Borrower in its possession from time to time to such financial institutions (including prospective purchasers of assignments and participations hereunder).

          SECTION 12.8 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          SECTION 12.9  Counterparts.  This Agreement may be
executed in counterparts which, taken together, shall constitute a single document.

          SECTION 12.10 Severability. In case any one or more of the provisions contained in this Agreement or any Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

          SECTION 12.11 Waiver of Trial by Jury; Consent to Jurisdiction; Certain Waivers. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. The Borrower irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any instrument or document delivered pursuant to this Agreement may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York. The Borrower, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. The Borrower has irrevocably appointed Sills, Cummis, Zuckerman, Radin, Tischman, Epstein & Gross, P.A., 712 Fifth Avenue, New York, New York 10019 as its agent to receive, accept and acknowledge for and on its behalf, service of any and all legal process, summons, notices and documents which may be served in any proceeding brought in any court which may be made on such agent. If for any reason such agent shall cease to be available to act as such, the Borrower agrees to designate a new agent in The City of New York on the terms and for the purposes of this Section 12.11 satisfactory to the Bank. The Borrower further irrevocably consents to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 12.1 hereof. The Borrower hereby expressly and irrevocably waives any claim or defense in any such action or proceeding in either such court based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section
12.11 shall affect or impair in any manner or to any extent the right of the Bank to commence legal proceedings or otherwise proceed against the Borrower in any jurisdiction or to serve process in any manner permitted by law. The Borrower hereby waives, to the fullest extent permitted by applicable law, the right to seek punitive or consequential damages against the Bank arising out of the transaction contemplated by this Agreement or the Facility Documents.

          SECTION 12.12 Set-off. Upon the occurrence and during the continuance of an Event of Default, the Bank (including any of its branches) is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate any and all deposits (general or special, matured or unmatured, time or demand, in whatever currency) and any other at any time held or owing by the Bank to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this Agreement or any other Facility Document, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          SECTION 12.13  Confidentiality.  The Bank shall hold
all information which the Bank reasonably understands to be non-public information obtained pursuant to the requirements of this Agreement confidential in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; provided that in any event the Bank shall have the right to make disclosure to any of its examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bonafide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that
          (a) unless specifically prohibited by applicable law or court order, the Bank shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;
          (b)  prior to any such disclosure pursuant to this
     Section 12.13, the Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing
               (i)  to be bound by this Section 12.13, and
               (ii) to require such Person to require any other
    Person to whom such Person discloses such non-public information to be similarly bound by this Section 12.13; and
          (c) except (i)as may be required by an order of a court of competent jurisdiction and to the extent set forth therein or (ii) to the extent not needed by the Bank for archival purposes, the Bank shall not be obligated or required to return any materials furnished by the Borrower.
          SECTION 12.14.  Acknowledgements.  The Borrower hereby
acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other
     Facility Documents;
          (b) the Bank has no fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Facility Documents, and the relationship between the Bank, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
     and
          (c) no joint venture is created hereby or by the other Facility Documents or otherwise exists by virtue of the transactions contemplated hereby.

          IN WITNESS WHEREOF,
        the parties hereto and the Agent
     have caused this Agreement to be duly executed by their duly authorized officers, all of the day and year first above written.


                           MOTOR CLUB OF AMERICA,
                             as Borrower


                           By:s/Patrick J. Haveron
                              Authorized Signatory


                           DRESDNER BANK AG, New York and
                           Grand Cayman Branches


                           By:s/Robert P. Donohue
                              Authorized Signatory


                           By:s/J. Curtin Beaudouin
                              Authorized Signatory

                                             Schedule I
                                        to the Loan
Agreement


                           Booking Offices


Base Rate and Eurodollar Rate Lending Offices:

Dresdner Bank AG, New York and Grand Cayman Branches
75 Wall Street
New York, New York 10005







































                                                  EXHIBIT A
                                             to the Loan Agreement

                          [Form of Note]

$3,000,000                                   September  __, 1998

          FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (the "Bank"), the principal sum of Three Million Dollars ($3,000,000), and the aggregate unpaid principal amount from time to time outstanding of all Loans made by the Bank to the undersigned pursuant to Section 2.1 of the Loan Agreement (defined below), in immediately available funds and in lawful money of the United States of America on the dates and in the principal amount provided in the Loan Agreement, and to pay interest on the unpaid balance of said principal sum from time to time outstanding, from the date hereof, until the principal sum shall become due (whether by acceleration or otherwise), in like funds and money, at the office of the Bank set forth in the Loan Agreement, at the rates per annum and on the dates provided in said Loan Agreement.

          This promissory note is the Note referred to in the Loan Agreement dated as of September __, 1998 (as the same may from time to time be amended, the "Loan Agreement"), between the undersigned, and the Bank, to which Loan Agreement reference is made for a description of the rights of prepayment, the Events of Default and the rights of acceleration of maturity upon the occurrence of an Event of Default. All advances made by the Bank to the undersigned in respect of Loans pursuant to the Loan Agreement and all payments made on account of principal hereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this promissory note (provided that any failure by the Bank to make any such endorsement shall not affect the obligations of the undersigned under this Note in respect of any such advance).

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND
GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                              MOTOR CLUB OF AMERICA


                              By:_________________________
                                   Authorized Signatory






             [REVERSE OF NOTE OR SCHEDULE THERETO]




          This Note evidences the Loans made by the Bank under
Section 2.3 of the Loan Agreement dated as of September __, 1998, as from time to time amended, between Motor Club of America and Dresdner Bank AG, New York and Grand Cayman Branches, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

                PRINCIPALPRINCIPAL         PRINCIPAL
                 AMOUNTAMOUNT PAID          BALANCE       TYPE
OF
DATE             LOANED  OR PREPAID        OUTSTANDING
LOAN
































                                                  EXHIBIT B
                                             to the Loan Agreement



                     [Form of Certificate]

                     MOTOR CLUB OF AMERICA

                          Certificate

          I, the undersigned, Secretary of MOTOR CLUB OF AMERICA, a ____________ corporation (the "Borrower"), DO HEREBY CERTIFY that:

          1. This Certificate is furnished pursuant to Section 5.3(d) of that certain Loan Agreement dated as of September __, 1998 (the "Agreement") among the Borrower and Dresdner Bank AG, New York and Grand Cayman Branches. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to those terms in the Agreement.

          2. Attached hereto as Exhibit A is a copy of the Certificate of Incorporation of the Borrower, certified by the Secretary of State of the State of __________.

          3. There have been no amendments to the Certificate of Incorporation of the Borrower since __________, 199_.1

          4. Attached hereto as Exhibit B is a true and correct copy of the by-laws of the Borrower as in effect on the date hereof.

          5. Attached hereto as Exhibit C is a true and correct copy of resolutions duly adopted by the Board of Directors of the Borrower on _____________, 1998, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect.
___________________
(1) Insert the date of the Secretary of State's Certificate furnished pursuant to paragraph 2.

          6. The below-named persons have been duly elected, have duly qualified as of and at all times since ___________, 1998(2) (to and including the date hereof) have been officers of the Borrower, holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

          Name                Office         Signatures

_______________________     [Title]    _____________________

_______________________     [Title]    _____________________

_______________________     [Title]    _____________________

          7. There are no proceedings pending for the dissolution or liquidation of the Borrower.

          WITNESS my hand and the seal of the Borrower this ___ day of ________________, 1998.


                              ________________________
                                     Secretary
























__________________
(2) Insert the date next preceding the effective date of adoption of the resolutions referred to in paragraph 4 above.

          I, the undersigned, [title] of the Borrower, DO HEREBY
CERTIFY that:

          1. [Name of Secretary] is the duly elected and qualified Secretary of the Borrower and the signature above is [his/her] genuine signature.

          2.   Each of the Loan Agreement and each other Facility
Document to which the undersigned is a party is in existence and is in full force and effect on the date hereof.

          3. The representations and warranties on the part of the Borrower contained or reaffirmed and repeated in the Loan
Agreement and in each other Facility Document to which the undersigned is a party are true and correct at and as of the date hereof as though made on and as of the date hereof.

          4. No Event of Default or Default (or event which with the passage of time or notice or both would constitute an Event of Default) has occurred and is continuing, or would result from the consummation of the initial borrowing on this date.

          WITNESS my hand on this _____ day of ____________, 1998.


                              __________________________
                                   Authorized Signatory
































                                                  EXHIBIT C
                                             to the Loan Agreement


                     [Form of Loan Request]


Dresdner Bank AG, New York and Grand Cayman Branches
75 Wall Street
New York, New York  10005

Attention:   [Name]
          [Title]

          This Loan Request is delivered to you pursuant to
Section 2.2 and Section 5.4 of the Loan Agreement dated as of September __, 1998 (as it may be amended, supplemented, restated or otherwise modified from time to time, the "Agreement") between Motor Club of America (the "Borrower") and Dresdner Bank AG, New York and Grand Cayman Branches (the "Bank"). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein will have the respective meanings assigned to them in the Agreement.

          The Borrower hereby requests that Loans be made in the aggregate principal amount of $___________ on ___________, 199_ as [a Eurodollar Loan/a Base Rate Loan]. [The Borrower requests that the Interest Period for the Eurodollar Loan requested hereby be [1/2/3/6/9/12] month(s).]

          The Borrower hereby affirms that (i) the representations and warranties of the Borrower set forth in
Section 6 of the Agreement are on the date hereof, and will be on the date of the proposed borrowing, true and correct as if made on and as of each such date, (ii) no Event of Default has occurred and is continuing on the date hereof or shall have occurred and be continuing on the date of the proposed borrowing, and (iii) after giving effect to the making of the Loans requested hereby, the aggregate principal amount of all Loans outstanding will not exceed the Commitment.

          The Borrower agrees that if, prior to the time that the borrowing requested hereby is made, any matter affirmed herein shall no longer be true and correct, it will immediately so notify the Bank. Except to the extent, if any, that prior to the time that the borrowing requested hereby is made the Bank shall receive written notice to the contrary from the Borrower each matter affirmed herein shall be deemed once again to be affirmed as true and correct as of the date of such borrowing as if then made.

     Please wire transfer the proceeds of the requested borrowing to the account(s) of the following Persons at the financial institution(s) indicated below:

Amount to be         Person to be Paid       Name,
Address, etc.
Transferred         Name        Account No.  of Payee
Bank

$__________    _____________     _________   __________________
                                             __________________
                                             ABA
#_____________
                                             Attention: _______

$__________    _____________     _________   __________________
                                             __________________
                                             ABA
#_____________
                                             Attention: _______

          The Borrower has caused this Loan Request to be executed and delivered, and the affirmations and warranties contained herein to be made, by its duly authorized officer this ____ day of __________, 199_.

                              MOTOR CLUB OF AMERICA


                              By:_________________________
                                 Name:
                                 Title:








          EXHIBIT D
                                             to the Loan Agreement


         [Form of Notice of Conversion or Continuation]

Dresdner Bank AG, New York and Grand Cayman Branches
75 Wall Street
New York, New York  10005

Attention:   [Name]
             [Title]

          This Notice of Conversion or Continuation is delivered to you pursuant to Section 3.1(c) of the Loan Agreement dated as of September __, 1998 (as it may be amended, supplemented, restated or otherwise modified from time to time, the "Agreement") between Motor Club of America (the "Borrower") and Dresdner Bank AG, New York and Grand Cayman Branches (the "Bank"). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein will have the respective meanings assigned to them in the Agreement.

          The Borrower hereby requests that on ____________, 199_,

          (1)  $_________ of the currently outstanding
          principal amount of the Loans originally made on __________, 199_,

          (2)  all currently being maintained as [Base Rate
          Loans/Eurodollar Loans],

          (3)  be [converted into/continued as] [Base Rate
          Loans/Eurodollar Loans].

          The Borrower hereby certifies that (i) the representations and warranties of the Borrower set forth in
Section 6 of the Agreement are on the date hereof, and will be on the date of the proposed [conversion/continuation], true and correct as if made on and as of such dates, and (ii) no Default or Event of Default has occurred and is continuing on the date hereof or shall have occurred and be continuing on the date of the proposed [conversion/continuation].

          The Borrower agrees that if, prior to the time that the [conversion/continuation] requested hereby is made, any matter certified to herein shall no longer be true and correct, it will immediately so notify the Bank. Except to the extent, if any, that prior to the time that the [conversion/continuation] requested hereby is made the Bank shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct as of the date of such [conversion/continuation] as if then made.

          The Borrower has caused this Notice of Conversion or Continuation to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly authorized officer this ____ day of __________, 199_.

                              MOTOR CLUB OF AMERICA


                              By:_________________________
                                 Name:
                                 Title:










                                                 Schedule 6.17
                                             to the Loan Agreement
          COMPANY NAME                         DOMICILE     %OWN
Motor Club of America Insurance Company               NJ        100%
Preserver Insurance Company                           NJ        51%1
___________________________________
1    The remaining 49% ownership resides with Motor Club of
          America Insurance Company.

                                                Schedule 6.7
                                             to the Loan Agreement
          Borrower may enter into one or more of the following transactions:

1. The Motor Club of America Employees Retirement Plan (a defined benefit plan which was partially terminated in 1992) may be fully terminated by the Borrower prior to the termination of the Loan Agreement.

2. Preserver Insurance Company ("Preserver") is 51% owned by Motor Club of America, a public New Jersey corporation (the "Borrower") and 49% owned by Motor Club of America Insurance Company ("MCAIC"). Subject to New Jersey Department of Insurance approval (which is expected to be received in September 1998), the Borrower will purchase from MCAIC the 49% of Preserver not owned by Borrower for a purchase price of up to $3,000,000 in a transaction which is expected to close prior to December 31, 1998.
3. In the ordinary course of business, MCAIC shall distribute to Borrower a dividend of $500,000 in September 1998.
4. After acquiring 100% ownership of Preserver, the Borrower is expected to make a $5,000,000 cash contribution to the capital and surplus of Preserver on or before December 31,
          1998.
                                                 Schedule 6.19
                                             to the Loan Agreement
None.
                                                Schedule 8.4
                                             to the Loan Agreement
None.

                                                Schedule 9.1(i)
                                             to the Loan Agreement

The following liabilities against the Borrower or any Subsidiary or any ERISA Affiliate arising from a Termination Event shall not in and of themselves constitute an Event of Default:

     The liabilities arising due to the immediate vesting of participants in the Motor Club of America Employees
     Retirement Plan (the "Plan") due the cession of participation in the Plan by the employees of the Borrower or any Subsidiary or former Subsidiary which is or could be determined to be a partial termination under Section
     411(d)(3) of the Code; and

     The liabilities associated with any immediate vesting and with the purchase of annuities or the payment of benefits upon the termination of the Plan and the liabilities associated with any penalty tax due on amounts that revert to the Borrower upon such termination; provided, however, that such termination is initiated by the board of directors of the Borrower.